Exhibit (d)

April 8, 2022

JetBlue Airways Corporation

27-01 Queens Plaza North

Long Island City, NY 11101

Attn: Robin Hayes

Dear Mr. Hayes,

In connection with your and our consideration of a possible negotiated transaction (the “Transaction”) involving Spirit Airlines, Inc. (together with its subsidiaries, “Spirit”) and JetBlue Airways Corporation (together with its subsidiaries, “JetBlue”), Spirit has requested information regarding JetBlue and JetBlue has requested information regarding Spirit. As used herein, the term “party” refers to Spirit or JetBlue, the term “providing party” refers to Spirit with respect to information provided by or on behalf of Spirit and to JetBlue with respect to information provided by or on behalf of JetBlue, and the term “receiving party” refers to Spirit with respect to information provided by or on behalf of JetBlue and to JetBlue with respect to information provided by or on behalf of Spirit, in each case, in connection with the Transaction. Each party, in consideration of receiving such information, agrees as follows:

1. All information (written or oral) relating to a providing party, which a providing party or any of its directors, officers, employees, agents or other advisers (including, without limitation, attorneys, accountants, consultants or financial advisors) (collectively, “Representatives”) furnishes or has furnished to the receiving party or any of its Representatives on or after the date hereof in connection with the Transaction, and all notes, analyses, compilations, forecasts, studies or other documents prepared by the receiving party or its Representatives which contain or reflect such information, are referred to in this letter agreement (this “Agreement”) as the providing party’s “Evaluation Material.” “Evaluation Material” does not include information (i) that is or becomes available to the public other than as a result of an act or omission by the receiving party or any of its Representatives in violation of this Agreement, (ii) that a receiving party or its Representative receives or has received on a non-confidential basis from a source other than the providing party or any of its Representatives, provided that such source is not known to the receiving party or its Representatives to be subject to a contractual, legal, fiduciary or other obligation of confidentiality with respect to such information, (iii) that is already in the possession of the receiving party or any of its Representatives, provided that such information is not known to the receiving party or its Representatives to be subject to a contractual, legal, fiduciary or other obligation of confidentiality to the providing party or (iv) that was independently developed by the receiving party or its Representatives without the use of the Evaluation Material.

2. Each receiving party will disclose the providing party’s Evaluation Material only to the receiving party’s Representatives who need to know such information for the purpose of evaluating or otherwise assisting with the Transaction on behalf of the receiving party and who have been informed by the receiving party of the confidential nature of such Evaluation Material and instructed by the receiving party to comply with the terms of this Agreement. Each receiving party will keep the providing party’s Evaluation Material confidential and will use such Evaluation Material solely for the purpose of evaluating, negotiating or consummating the Transaction. Each receiving party will be responsible for any actions taken by its Representatives that would be deemed a breach of this Agreement if the receiving party had taken such actions.

3. JetBlue shall not enter into any agreement with any financing sources in connection with such Transaction without Spirit’s prior written consent (it being acknowledged and agreed that Spirit has consented to the engagement of Goldman Sachs & Co. LLC). Any financing source consented to by Spirit in accordance with the immediately foregoing sentence shall be treated as a Representative of JetBlue for all purposes hereof unless such financing source executes a confidentiality agreement directly with Spirit.

4. Each party is aware, and will advise its Representatives who are informed as to the matters which are the subject of this Agreement, that the United States securities laws prohibit any person who has received from an issuer any material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

5. In the event that a receiving party or any of its Representatives is requested or required by a governmental authority, to disclose any of the providing party’s Evaluation Material, the receiving party will, to the extent not prohibited by law, rule or regulation or court or administrative order, give the providing party prompt written notice of such request or requirement so that the providing party may seek (at the providing party’s sole expense) an appropriate order or other remedy protecting such Evaluation Material from disclosure, and the receiving party will reasonably cooperate with the providing party to obtain such protective order or other remedy. In the event that such protective order or other remedy is not obtained or the providing party waives its right to seek such an order or other remedy, the receiving party (or its Representatives to whom such request is directed) may, without liability under this Agreement, furnish only that portion of the providing party’s Evaluation Material which, on the advice of its counsel, the receiving party (or such Representatives) is requested or required to disclose, provided that the receiving party gives the providing party written notice of the information to be disclosed as far in advance of its disclosure as practicable and uses its commercially reasonable efforts, at the providing party’s sole expense, to obtain assurances that confidential treatment will be accorded to such information.

6. Unless and until a definitive agreement between the parties hereto or their respective affiliates (or stockholder(s)) with respect to any Transaction has been executed and delivered, no providing party or Representative of a providing party has made or is making, and no receiving party is relying on, any representation or warranty, express or implied, regarding the accuracy or completeness of any Evaluation Material provided by or on behalf of the providing party, including without limitation any projections, estimates, budgets or information relating to the assets, liabilities, results of operations, condition (financial or otherwise), customers, suppliers or employees of the providing party, and no providing party or Representative of a providing party shall have any liability to the receiving party or any of its Representatives relating to or resulting from the use of Evaluation Material provided by or on behalf of the providing party.

7. In considering a Transaction and reviewing the other party’s Evaluation Material, each party is acting solely on its own behalf and not as part of a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with any unaffiliated parties. Neither party nor any of its Representatives will disclose the fact that the Evaluation Material has been made available or any of the terms or conditions of the Transaction (except that Spirit may make any such disclosures (x) to Frontier Group Holdings, Inc. in order to comply with the terms of the Agreement and Plan of Merger dated as of February 5, 2022 by and among Frontier Group Holdings, Inc., Top Gun Acquisition Corp. and Spirit Airlines, Inc. (the “Frontier Agreement”) and (y) in connection with the Form S-4, information statement and proxy statement/prospectus contemplated by the Frontier Agreement, in which case of clause (y), JetBlue shall no longer be subject to the restrictions of this sentence with respect to any such information included therein). Notwithstanding the foregoing, each party’s financing sources, financial advisors and accountants may disclose Evaluation Material in response to any audit or examination by, or a blanket document request from, a regulatory or self-regulatory authority, bank examiner or auditor, without giving notice to the other party thereof or cooperating with the other party with respect thereto.

8. Except with the prior permission of the other party, all (i) communications regarding a Transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings and (iv) questions regarding procedure must be directed to one or more of Messrs. H. McIntyre Gardner, Edward M. Christie, Scott Haralson or Thomas Canfield in the case of requests regarding Spirit, and one or more of Messrs. Peter Boneparth, Robin Hayes or Brandon Nelson or Ms. Ursula Hurley in the case of requests regarding JetBlue. Each party agrees not to knowingly contact any third person having a material business relationship with the other party (other than the other party’s Representatives) regarding the Transaction, except with the prior written permission of the other party, other than communications in the ordinary course of business consistent with past practice and that do not include any communication relating to a Transaction.

9. [Intentionally Omitted.]

10. Unless and until a definitive agreement between the parties hereto or their respective affiliates with respect to any Transaction has been executed and delivered, neither party nor any of its stockholders or affiliates will be under any legal obligation of any kind whatsoever with respect to a Transaction. Each party reserves the right, in its sole discretion, to reject any and all proposals made by the other party or its Representatives with regard to the Transaction and to terminate discussions and negotiations at any time and for any or no reason.

11. At any time at a providing party’s request, each receiving party and its Representatives will promptly return to the providing party all copies of the providing party’s Evaluation Material, provided that (x) a receiving party and its Representatives may destroy and provide written confirmation to the providing party of the receiving party’s compliance with this paragraph and (y) neither party nor any of its Representatives will be required to erase electronically stored Evaluation Material that has been saved to a back up file in accordance with ordinary electronic back-up practices, legal or regulatory requirements or internal document retention policies or professional standards, on the condition that, except as otherwise required by applicable law (i) personnel whose functions are not primarily information technology, legal or compliance do not access such retained copies, and (ii) personnel whose functions are primarily information technology, legal or compliance in nature access such copies only as reasonably necessary for the performance of their information technology, legal or compliance duties (e.g., for purposes of system recovery). Each party will, and will cause its Representatives to, continue to treat confidentially in accordance with the terms hereof all written Evaluation Material that is retained pursuant to clause (y) of the prior sentence notwithstanding the termination of this Agreement pursuant to Section 14.

12. The parties hereto agree that money damages would not be a sufficient remedy for any breach of this Agreement and, in addition to all other remedies available under applicable law, each party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach by the other party or its Representatives. Each party will not (and will direct its Representatives not to) oppose the granting of such relief and will waive any requirement for the posting of any bond or other security in connection therewith.

13. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and signed by each party. No failure or delay by a party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement. In the event of any conflict between the terms of this Agreement and the terms of any user, click-through or other similar agreement with respect to any electronic, online or web-based data room established by or for either party hereto in connection with a Transaction, the terms of this Agreement shall prevail. This Agreement may be executed in one or more counterparts (including via facsimile or other electronic transmission), each of which will be deemed an original copy of this Agreement, and all of which, taken together, shall be deemed to constitute one and the same agreement.

14. This Agreement and any dispute arising hereunder or in connection with the matters contemplated hereby, whether in contract, tort or otherwise, shall be governed in all respects by the laws of the State of Delaware without giving effect to Delaware principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. In the event of any litigation arising hereunder or in connection with the matters contemplated hereby, each party agrees to submit to the non-exclusive jurisdiction of Court of Chancery of the State of Delaware.

15. Except as otherwise set forth herein, this Agreement shall remain in effect until the first anniversary of the date hereof; provided that such expiration shall not impair the rights of any parties that may have accrued on or before such termination.

16. This Agreement contains the entire agreement between the parties hereto regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions between the parties regarding such subject matter.

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Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this Agreement enclosed herewith.

Very truly yours,

SPIRIT AIRLINES, INC.

By	/s/ Edward M. Christie
Name: Edward M. Christie
Title: President and Chief Executive Officer

Confirmed and agreed to as of the date first written above:

JETBLUE AIRWAYS CORPORATION

By:	/s/ Brandon Nelson
Name: Brandon Nelson
Ttile: General Counsel and Corporate Secretary

[Signature page to Confidentiality Agreement]